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                                                                   Exhibit 23(i)
April 27, 2001




The Kent Funds
P.O. Box 182201
Columbus, OH  43218-2201

RE: The Kent Funds - Shares of Beneficial Interest

Gentlemen:

         We have acted as counsel for The Kent Funds, a Massachusetts business trust (the "Trust"), in connection with the registration of its shares of beneficial interest under the Securities Act of 1933, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust has the power to divide any unissued shares of beneficial interest into one or more series of shares and to divide any series of shares into one or more classes of shares. Pursuant to such authority, the Board of Trustees has previously classified an unlimited number of the Trust's shares of beneficial interest into eighteen series of shares (the "Series") and has classified fifteen Series into two classes of shares and three series into one class of shares (the "Classes"). The shares of beneficial interest in such Series and Classes are referred to herein as the "Shares." The Board of Trustees has previously authorized the issuance of the Shares to the public. You have asked for our opinion on certain matters relating to the Shares.

         We have reviewed the Trust's Restatement of Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

         This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America. We have relied on an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion below relates to matters arising under the laws of the Commonwealth of Massachusetts.

         We have also assumed the following for this opinion:

         1. The Shares have been, and will continue to be, issued in accordance with the Trust's Restatement of Declaration of Trust, its by-laws and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

         2. All Shares issued after December 31, 1996 through the date hereof were offered and sold on the terms, and the Trust received for the sale of such Shares the



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The Kent Funds
April 27, 2001
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consideration, set forth in the Trust's Registration Statement on Form N-1A as in effect at the time of such sale, and that such consideration was in each case at least equal to the applicable net asset value.

         3. All Shares issued and sold after the date hereof will be offered and sold on the terms, and the Trust will receive for the sale of such Shares the consideration, set forth in the Trust's Registration Statement on Form N-1A as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value.

         On the basis of the foregoing, it is our opinion that (A) the Shares issued after (i) December 31, 1996 or (ii) with respect to any Series created thereafter, the effective date of the first amendment to the Trust's Registration Statement on Form N-1A relating to such Series, were validly issued, fully paid and non-assessable by the Trust, and (B) any Shares issued or sold after the date hereof will be validly issued, fully paid and non-assessable by the Trust.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Restatement of Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a recitation of such disclaimer be included in every note, bond, contract or other undertaking issued by or on behalf of the Trust or its trustees relating to the Trust. The Restatement of Declaration of Trust provides for indemnification out of the assets of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.



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The Kent Funds
April 27, 2001
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         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to Post-Effective Amendment No. 36 to the Trust's Registration Statement on Form N-1A. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, and in consenting to the use of our name and the references to our firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under
Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                              Very truly yours,



                                              /s/ DRINKER BIDDLE & REATH LLP
                                                  DRINKER BIDDLE & REATH LLP